Exhibit 12

PS BUSINESS PARKS, INC.

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND INCOME ALLOCATION TO PREFERRED EQUITY HOLDERS

(Unaudited, in thousands, except ratio data)

		For The Three Months		For The Nine Months
		Ended September 30,		Ended September 30,
		2017	2016	2017	2016
Net income		$42,631	$38,994	$133,839	$105,397
Interest expense		475	129	891	5,436
Earnings available to cover fixed charges		$43,106	$39,123	$134,730	$110,833
Fixed charges (a)		$475	$243	$1,397	$6,289
Allocation to preferred shareholders and
unit holders based upon
Distributions		12,590	13,833	38,472	41,498
Redemptions		6,900	—	6,900	—
Combined fixed charges and income allocation to
preferred equity holders		$19,965	$14,076	$46,769	$47,787
Ratio of earnings to fixed charges		90.7	161.0	96.4	17.6
Ratio of earnings to combined fixed charges
and income allocation to preferred equity holders		2.2	2.8	2.9	2.3

	For the Years Ended December 31,
	2016	2015	2014	2013	2012
Income from continuing operations	$144,984	$148,970	$204,700	$116,144	$94,395
Interest expense	5,568	13,270	13,509	16,074	20,618
Earnings from continuing operations available to
cover fixed charges	$150,552	$162,240	$218,209	$132,218	$115,013
Fixed charges (a)	$6,452	$14,428	$14,453	$16,433	$20,618
Allocation to preferred shareholders and
unit holders based upon
Distributions	57,276	59,398	60,488	59,216	52,143
Redemptions	7,312	2,487	—	—	17,316
Combined fixed charges and income allocation to
preferred equity holders	$71,040	$76,313	$74,941	$75,649	$90,077
Ratio of earnings from continuing operations to
fixed charges	23.3	11.2	15.1	8.0	5.6
Ratio of earnings from continuing operations to
combined fixed charges and income allocation
to preferred equity holders	2.1	2.1	2.9	1.7	1.3

________

(a)	Fixed charges include interest expense and capitalized interest.

Exhibit 12

PS BUSINESS PARKS, INC.

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges and Ratio of FFO to Combined Fixed Charges and Preferred Distributions:

		For The Three Months		For The Nine Months
		Ended September 30,		Ended September 30,
		2017	2016	2017	2016
FFO allocable to common and dilutive shares		$47,383	$49,792	$154,445	$138,785
Interest expense		475	129	891	5,436
Allocation to preferred shareholders and
unit holders based upon
Distributions		12,590	13,833	38,472	41,498
Redemptions		6,900	—	6,900	—
FFO available to cover fixed charges		$67,348	$63,754	$200,708	$185,719
Fixed charges (a)		$475	$243	$1,397	$6,289
Distributions to preferred shareholders and unit holders		12,590	13,833	38,472	41,498
Combined fixed charges and preferred distributions paid		$13,065	$14,076	$39,869	$47,787
Ratio of available FFO to fixed charges		141.8	262.4	143.7	29.5
Ratio of available FFO to combined fixed charges and
preferred distributions paid		5.2	4.5	5.0	3.9

	For the Years Ended December 31,
	2016	2015	2014	2013	2012
FFO allocable to common and dilutive shares	$179,882	$164,244	$162,196	$165,845	$134,472
Interest expense	5,568	13,270	13,509	16,074	20,618
Allocation to preferred shareholders and
unit holders based upon
Distributions	57,276	59,398	60,488	59,216	52,143
Redemptions	7,312	2,487	—	—	17,316
FFO available to cover fixed charges	$250,038	$239,399	$236,193	$241,135	$224,549
Fixed charges (a)	$6,452	$14,428	$14,453	$16,433	$20,618
Distributions to preferred shareholders and unit holders	57,276	59,398	60,488	59,216	52,143
Combined fixed charges and preferred distributions paid	$63,728	$73,826	$74,941	$75,649	$72,761
Ratio of available FFO to fixed charges	38.8	16.6	16.3	14.7	10.9
Ratio of available FFO to combined fixed charges and
preferred distributions paid	3.9	3.2	3.2	3.2	3.1

________

(a)	Fixed charges include interest expense and capitalized interest.